UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [X]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material under §240.14a-12

HOPTO INC.

(Name of registrant as specified in its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

hopTo Inc. Announces Second Quarter 2018

Business Update and Results

Concord, NH – August 14, 2018 – hopTo Inc. (OTCQB: HPTO), developer and provider of application publishing and mobile productivity software, today announced its financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Financial Update:

●	Revenue of $866 thousand
●	Net Income of $165 thousand
●	Basic and diluted income per share of $0.02

Second Quarter 2018 Operational Summary and Business Update

“In the second quarter of 2018, hopTo has maintained operation of the GO-Global business providing continued value to our customers with the introduction of our new version to a number of our partners and customers in preparation for the full general availability release of GO-Global 6.0 in September, “ stated Jean-Louis Casabonne, interim CEO of hopTo Inc.

“Additionally, during the second quarter of 2018, the hopTo board of directors completed an extensive process of reviewing strategic alternatives for hopTo and the GO-Global business. These options included possible asset sales, new board and management recommendations, and fundraising possibilities to fund new initiatives. After careful analysis and consideration, the board has decided to propose a slate of new directors which, if approved by stockholders, will result in new executive leadership. This new board is intended to take hopTo in a new direction that we believe will deliver positive results for our shareholders while leveraging the continuing operation of GO-Global. The new board will, if approved by stockholders, assume their duties after the completion of voting in our upcoming annual meeting on August 23, 2018. The proxy was mailed on or about August 8, 2018 and can be viewed at www.hopto.com under the heading “Proxy Materials.” The outgoing board of directors and executive management recommends that stockholders vote for all of the nominated directors and proposals.”

Results for the First Six Months Ended June 30, 2018

Total revenue for the six months of Fiscal Year 2018 was $1.7 million, a decrease of approximately 11.5% from $1.9 million for the same period in 2017. This revenue is entirely from the Company’s GO-Global products and services.

For the first half of 2018, the Company reported net income of $121 thousand, compared with the $166 thousand net loss from the same period last year. This net income includes other income of $156 thousand associated with the reversal of an accrual for potential liquidated damages as disclosed in a Form 8-K filed with the SEC on May 30, 2018.

The total operating expense for the first half of 2018 was $1.63 million, which is a year-over-year improvement of 17% from $1.97 million that we reported for the same period in 2017.

Results for the Second Quarter Ended June 30, 2018

Total revenue for the second quarter 2017 of $866 thousand represents a decrease of 6.4% from $925 thousand for the same period in the prior year.

Total operating expenses for the second quarter were $794 thousand, a decrease of 7% from $858 thousand for the same period in 2017.

hopTo reported net income for the quarter ended June 30, 2018 of $165 thousand, or $0.02 per basic and diluted share, compared to a loss of $13 thousand or $0.00 per basic and diluted share for the same period in 2017. This net income includes other income of $156 thousand associated with the reversal of an accrual for potential liquidated damages as disclosed in a Form 8-K filed with the SEC on May 30, 2018.

As of June 30, 2017 the Company had cash of $994 thousand and accounts receivable of $207 thousand.

Investor Communications

As part of our continued expense management, hopTo Inc. will not be hosting an investor conference call to discuss its second quarter financial results.

In lieu of a conference call, we invite shareholders to submit questions via email to the following email address: investors@hopto.com

We will accumulate questions until the end of the day on Friday, August 17, 2018. We will review the questions and we will use our best efforts to provide written answers to those questions that we believe we can answer, subject to normal confidentiality policies, via a Form 8-K that we intend to file with the SEC on or about August 31, 2018.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is a developer of application publishing software and a mobile productivity workspace platform. The company is based in Concord, NH.

For more information on hopTo, please visit: www.hopTo.com.

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements. These statements include statements regarding future growth, the new direction of the Company/actions by a new Board of Directors and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the new Board of Directors will have broad latitude, they will face the same if not greater challenges (including very limited capital resources and other risks described in our public filings) than those faced by the outgoing Board of Directors, they have not committed to any specific course of action and there is no assurance that any of their initiatives will be implemented or achieve success in a reasonable time frame; the success of our new products depends on a number of factors including market and customer acceptance; our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other documents we have filed with the SEC.

Additional Information and Where to Find It

hopTo, its directors and certain of its executive officers and employees are considered to be participants in the solicitation of proxies from stockholders in connection with the matters to be presented at hopTo’s 2018 Annual Meeting. On August 3, 2018, hopTo filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2018 Annual Meeting of Stockholders. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement filed by the Company with the SEC in connection with the Company’s 2018 Annual Meeting. Stockholders may obtain the definitive proxy statement and any other documents filed by the Company with the SEC in connection with the Company’s 2018 Annual Meeting free of charge at the SEC’s website at http://www.sec.gov, the Company’s website at www.hopTo.com or by writing to hopTo, Inc. at 6 Loudon Road, Suite 200, Concord, NH 03301.

For more information on hopTo, please visit: www.hopTo.com.Investors / Media:
J.L. Casabonne
investors@hopto.com
408-688-2674 ext. 5025

hopTo Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2018	2017
	(Unaudited)	(Audited)
Assets
Cash	$994,200	$1,015,400
Accounts receivable, net	207,100	426,800
Prepaid expenses	148,400	112,900
Total current assets	1,349,700	1,555,100

Property and equipment, net	12,300	30,800
Other assets	17,800	17,800
Total assets	$1,379,800	$1,603,700

Liabilities and stockholders’ equity (deficit)
Accounts payable and accrued expenses	$637,700	$635,100
Deferred rent	58,300	74,100
Deposit liability	93,500	93,500
Deferred revenue	1,143,000	1,845,100
Other current liabilities	-	855,100
Total current liabilities	1,932,500	3,502,900

Deferred revenue	543,900	1,409,700
Stockholders’ equity (deficit)	(1,096,600)	(3,308,900)
Total liabilities and stockholders’ equity (deficit)	$1,379,800	$1,603,700

Condensed Consolidated Statements of Operations

	Three Months Ended Jun 30,		Six Months Ended Jun 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$866,000	$924,800	$1,688,300	$1,907,300
Costs of revenue	37,700	18,300	66,500	37,100
Gross profit	828,300	906,500	1,621,800	1,870,200
Operating expenses
Selling and marketing	108,500	82,100	210,100	172,000
General and administrative	327,800	421,100	633,000	1,062,200
Research and development	358,000	355,100	786,500	740,100
Total operating expenses	794,300	858,300	1,629,600	1,974,300
Income (loss) from operations	34,000	48,200	(7,800)	(104,100)
Other income (expense), net	130,500	(59,600)	129,700	(60,100)
Income (loss) before provision for income tax	164,500	(11,400)	121,900	(164,200)
Provision for income tax	(100)	1,100	900	2,000
Net income (loss)	$164,600	$(12,500)	$121,000	$(166,200)

Basic and diluted income (loss) per share	$0.02	$(0.00)	$0.01	$(0.02)
Average weighted common shares outstanding - basic	9,804,400	9,804,400	9,804,400	9,804,400
Average weighted common shares outstanding - diluted	10,368,956	9,804,400	10,368,956	9,804,400